Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 10, 2021 appearing in the entity’s Annual Report on Form 10-K/A, relating to the financial statements of Ascendant Digital Acquisition Corp. as of December 31, 2020 for the period from February 11, 2020 (inception) through December 31, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
September 27, 2021